Exhibit 99.1

Biotricity Releases Fiscal 2022 Second Quarter Financial Results

● Company reports tenth consecutive quarter of triple-digit year-over-year revenue growth

● Strongest balance sheet since inception

REDWOOD CITY, CA / ACCESSWIRE / November 4, 2021 /Biotricity Inc. (NASDAQ:BTCY), a medical diagnostic and consumer healthcare technology company, today announced financial results for its 2022 fiscal year’s second quarter ended September 30, 2021.

In its fiscal second quarter, Biotricity reported its tenth consecutive quarter of triple-digit year-over-year revenue growth despite COVID-related headwinds.

Q2-FY22 financial and operating highlights include:

● Revenue of $1.81 million, an increase of 143% year-over-year and sequentially slightly above the $1.76 million reported in the immediately preceding quarter reflecting the Company’s seasonally soft quarters ended September 30.

● Net loss of $11 million or $0.256 per share. Net loss was negatively impacted by $5.46 million in one-time expenses related to its up-listing onto Nasdaq; consisting of listing transactional costs of $516,503, conversion-related expenses on convertible notes of $4.6 million as well as IR and legal expenses of $351,370. Absent that $5.46 million in one-time expenses, the net loss would have been $5.2 million, or $0.128 per share, which compares favorably sequentially with the $5.6 million loss, or $0.156 loss per share, in the preceding quarter ended March 31, 2021.

● Ended the September 30, 2021 quarter with the Company’s strongest balance sheet ever with $11.7 million in cash.

● Gross margin of 62%, as the business continues to scale well with revenue growth accelerating relative to operating expenses.

● Introduction of the Company’s personal medical device kit, Biokit, a bundled home-use set comprised of three FDA cleared, remote wireless devices for integration into the Biotricity ecosystem platform. It is the next step in the evolution of the Bioflux solution as a complete solution for remote cardiac monitoring.

“This was a historic quarter with our recent listing on the Nasdaq, in which we strengthened our balance sheet, and introduced our plans for Biokit and its commercial launch in the first quarter of calendar 2022,” stated Dr. Waqaas Al-Siddiq, CEO and founder of Biotricity. “We have disclosed several other state-of-the-art remote cardiac monitoring devices and software apps in our development pipeline - all of which are planned for commercialization in 2022, pending FDA clearance where required.

“Although this quarter is seasonally soft due to the August period, sales were also impacted by hurricanes and COVID-related clinic closures in the southern US,” added the Company’s Chief Financial Officer, John Ayanoglou. “We expect to recapture much of the past quarter’s delayed revenue in subsequent months when clinics open and reschedule patient appointments.”

“As important as our strong progress was in the quarter just ended,” Dr. Waqaas added, “we see 2022 as our true breakout year as we anticipate launching several new products, each of which integrate synergistically into our Biosphere platform. This is how we will achieve our vision of providing a complete cardiac solution — to dramatically reduce medical costs and improve patient outcomes.”

“Our goal is to penetrate and monetize a patient population that we have already touched with our cardiac diagnostics - to monitor and ensure they are provided with superior chronic care throughout their remaining life. Doing this within a recurring revenue business model is something we believe our investors will value.”

About Biotricity Inc.

Biotricity is reforming the healthcare market by bridging the gap in remote monitoring and chronic care management. Doctors and patients trust Biotricity’s unparalleled standard for preventive & personal care, including diagnostic and post-diagnostic products for chronic conditions. The company develops comprehensive remote health monitoring solutions for the medical and consumer markets. To learn more, visit www.biotricity.com.

Important Cautions Regarding Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “should,” “would,” “will,” “could,” “scheduled,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “seek,” “project,” or “goal” or the negative of these words or other variations on these words or comparable terminology. Forward-looking statements may include, without limitation, statements regarding (i) the plans, objectives and goals of management for future operations, including plans, objectives or goals relating to the design, development and commercialization of Bioflux or any of the Company’s other proposed products or services, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, capital structure or other financial items, (iii) the Company’s future financial performance, (iv) the regulatory regime in which the Company operates or intends to operate and (v) the assumptions underlying or relating to any statement described in points (i), (ii), (iii) or (iv) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company’s current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company’s inability to obtain additional financing, the significant length of time and resources associated with the development of its products and related insufficient cash flows and resulting illiquidity, the Company’s inability to expand the Company’s business, significant government regulation of medical devices and the healthcare industry, lack of product diversification, existing or increased competition, results of arbitration and litigation, stock volatility and illiquidity, and the Company’s failure to implement the Company’s business plans or strategies. These and other factors are identified and described in more detail in the Company’s filings with the SEC. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

Investor Relations:

Biotricity Inc.

1-800-590-4155
investors@biotricity.com

Todd Kehrli or Mark Forney

MKR Investor Relations, Inc.

btcy@mkr-group.com

SOURCE: Biotricity, Inc.